Exhibit 10.1
AGREEMENT
     This Agreement (hereafter “Agreement”) is hereby entered into between Nancy Pedot (“Executive”), and Party City Corporation, a Delaware corporation (“Company”).
     WHEREAS, Executive has been an employee and a director of Company;
     WHEREAS, Executive and Company have been parties to an Employment Agreement dated as of December 23, 2004 by and between Company and Executive (as amended to date, the “Employment Agreement”), under which Executive’s employment relationship with Company has terminated pursuant to Sections 7(a)(iv) and 7(b)(ii) thereof;
     WHEREAS, Executive has resigned as a director of Company; and
     WHEREAS, Executive and Company wish to fully and finally resolve all matters between them;
     THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and Company (“the parties”) hereby agree as follows:
     1. Termination of Employment and Directorship. Executive hereby confirms her resignation as director and member of the board of directors of Company (the “Board”) and member of the Executive Committee of the Board, effective March 30, 2005 (the “Effective Date”), and Executive and Company hereby agree and acknowledge that Executive’s employment by the Company terminated on the Effective Date.
     2. Salary and Benefit Continuation.
a.	Company shall continue to pay Executive at the rate of $600,000 per annum for fifty-two weeks, by installments in accordance with the Company’s regular payroll practices, beginning immediately after the Effective Date; provided, however, that any balance of such payments that would otherwise be due to Executive on or after March 10, 2006 shall be paid to Executive in a lump sum no later than March 10, 2006 (it being the parties’ intent that payment of such amount will be accelerated).
b.	During the period April 1, 2005 through and including June 30, 2006, Company shall provide coverage for the Executive and her dependents under Company’s medical and dental benefits plans provided to senior executives of the Company and shall pay the Company portion of the insurance premiums for coverage, subject to the Executive’s payment of the applicable employee portion of such premiums. Executive shall have the opportunity to elect COBRA continuation health care coverage for a period beginning no earlier than July 1, 2006 and continuing for so long as otherwise required by law. To the extent provided by the terms of the applicable employee benefit plans, Executive will be offered the opportunity to convert her group benefits to individual coverage at non-group rates.

     3. Accrued Vacation Pay. On the Closing, Company will pay Executive for her accrued but unused vacation the sum of $23,076.92.
     4. Reimbursement of Expenses and Other Benefits. Company shall pay or cause to be paid to or for the benefit of Executive all of her benefits accrued under Company’s employee benefit plans as of the Effective Date. Company will reimburse Executive for business expenses incurred during her employment totaling $23,073.89. Such reimbursement will be made to Executive in a lump sum on the Closing.
     5. Stock Options. Schedule A attached hereto shows all of Executive’s stock options; such Schedule reflects, among other things, that 32,055 of the 150,000 non-qualified stock options to purchase common stock of Company granted to Executive on January 12, 2004 and scheduled to vest and become exercisable on January 12, 2006 have vested, and are fully exercisable, as of March 31, 2005. Such options, and all other options that were vested and exercisable as of such date, all as scheduled on Schedule A, shall remain exercisable until March 31, 2006.
     6. Stock Purchase Plan. Schedule B attached hereto shows all Company stock purchased by Executive pursuant to the Party City Corporation Employee Stock Purchase Plan.
     7. No Other Payments. Except as otherwise referred to in this Agreement, Company shall make no other payments or provide any benefits to Executive.
     8. Consultation. For 90 days following the Effective Date (the “Consulting Period”) Executive will continue to make herself available to the Company for reasonable part-time consultation on senior-level projects and to respond to appropriate questions within her knowledge, provided that Executive’s obligation to so consult shall not exceed more than 10 hours per month (or 30 hours in the aggregate) and shall be provided at such times as are reasonably convenient to Executive.
     9. General Release of Claims by Executive. Executive hereby agrees, for Executive, Executive’s spouse and child or children (if any), Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, forever to release, discharge, and covenant not to sue Company, any of Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of her employment with Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the Effective Date arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) Executive’s employment with Company or the termination thereof or (b) [the Executive’s status at any time as a holder of any securities of Company, and] any and all claims arising under federal, state, or local laws relating to employment, [or securities,] including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, [the Sarbanes-Oxley Act,] the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and similar state or local statutes, ordinances, and regulations, provided, however, notwithstanding anything to the contrary set forth herein, that this General Release shall not extend to (i) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of her employment with Company or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Agreement by Executive, (ii) any obligation assumed under this Agreement by any party hereto, (iii) any rights of indemnification Executive may have as against Company, and (iv) in defense of (including the right to assert counterclaims and third party claims) any action brought by the Company or any other party entitled to the benefit of this general release.
     10. Release of Age Discrimination Claims; Periods for Review and Reconsideration.
a.	Executive understands that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that she has been given a period of twenty-one (21) days to review and consider this Agreement. Executive is hereby advised to consult with an attorney prior to executing the Agreement. By her signature below, Executive warrants that she has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Agreement. Executive further warrants that she understands that she may use as much or all of her 21-day period as she wishes before signing, and warrants that she has done so.
b.	Executive further warrants that she understands that she has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to Vice President, General Counsel and Secretary, Party City Corporation 400 Commons Way, Rockaway, New Jersey 07866. This Agreement shall be binding, effective, and enforceable upon both parties upon the expiration of this seven-day revocation period without General Counsel having received such revocation, but not before such time (the “Closing”).
     11. Restrictive Covenants.
a.	Noncompetition. During the six month period following the Effective Date (the “Restriction Period”), Executive shall not, directly or indirectly, whether as a principal, partner, employee, agent, consultant, shareholder (other than shares purchased prior to the effective date of this Agreement or as a holder, or a member of a group which is a holder, of not in excess of five percent (5%) of the outstanding voting shares of any publicly traded company) or in any other relationship or capacity be affiliated with any business corporation, partnership, enterprise or entity in any geographic area, which competes with Company Business (as defined below). For purposes of this Agreement, “Company Business” means the sale of party goods, including costumes.
b.	Confidentiality. Unless specifically authorized in writing by Company to do so, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose (i) any non-public information pertaining to Company disclosed or made available to Executive or known by Executive as a direct or indirect consequence of or through employment by Company, or (ii) any other information related to Company’s referral sources, business practices, strategies, trade secrets, operating methods, techniques, products, processes, services or other operations (individually or collectively “Operations”), including, but not limited to, information relating to research, development, inventions, accounting, engineering or marketing of such Operations and including any such information of any third party which Company is under an obligation to keep confidential (individually or collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by Company or is in the public domain (other than by reason of Executive’s breach of this Section 11 or breach prior to entering into this Agreement of Section 8(b) of the Employment Agreement). Notwithstanding the foregoing, if Executive is required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency to disclose Confidential Information, Executive shall provide Company with prompt written notice of such requirement and shall assist Company to seek a protective order or other appropriate remedy protecting its interests. In any event, Executive will furnish only that part of the Confidential Information that is required to be disclosed by the court order or subpoena and will use reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to any Confidential Information so furnished.
c.	Nonsolicitation of Employees. During the twelve-month period following the Effective Date, Executive shall not directly or indirectly solicit, encourage or induce any employee of the Company Group to terminate employment with the Company Group, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, offer employment to any person who is or was employed by the Company Group unless such person shall have ceased to be employed by the Company Group for a period of at least six months.

d.	Company Property. Executive acknowledges that she has delivered to Company all property of the Company Group, including all credit cards, keys or entry cards, automobile and other machinery, all computers, cell phones or other electronic equipment and all memoranda, notes, records, reports, manuals, drawings and blueprints, including electronic versions, concerning the Company’s Business (and all copies thereof) in Executive’s possession or under her control.
e.	Developments the Property of the Company. Executive acknowledges that all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by Executive alone or with others, and in any way relating to the Company’s Business, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time through the Effective Date (“Developments”), are the sole and exclusive property of the Company. Executive agrees to, and hereby does, assign to Company, without any further consideration, all of Executive’s right, title and interest throughout the world in, and to, any Developments. Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that Company is the author of any such Developments and owns all of the rights comprised in the copyright of any such Developments and Executive hereby assigns to Company without any further consideration all of the rights comprised in the copyright and other proprietary rights Executive may have in any such Developments to the extent that it might not be considered a work made for hire. Executive hereby represents and warrants that she has made and maintained adequate and current written records of any Developments and has disclosed any Developments fully, and in writing, to the Company.
f.	Protection of Legitimate Business Interests. Executive acknowledges that (i) Executive’s position with the Company required the performance of services which are special, unique and extraordinary in character and placed her in a position of confidence and trust with the customers and employees of Company, through which, among other things, she has obtained knowledge of Company’s technical information and know-how and become acquainted with its customers, in which matters Company has substantial proprietary interests, (ii) the restrictive covenants in this Section 11 are necessary in order to protect and maintain such proprietary interests and other legitimate business interests of Company, and (iii) Company would not have entered into this Agreement unless such covenants were included herein.
g.	Injunctive Relief and Other Remedies with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality,

Company property, developments and nondisparagement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Company shall (i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 11 and (ii) have no further obligation to make any payments to Executive hereunder following any material violation of the covenants and obligations contained in this 11. These remedies are cumulative and are in addition to any other rights and remedies Company may have at law or in equity. Executive (x) acknowledges and agrees that the covenants set forth in this Section 11 are reasonable and valid in geographical and temporal scope and in all other respects and (y) represents that her economic means and circumstances are such that such covenants will not prevent her from providing for herself and her family on a basis satisfactory to her.
h.	Non-Disparagement. Executive shall not at any time after the date hereof disparage the Company Group or any of its officers, directors, shareholders or any of their respective affiliates. Company agrees that the Board and the executive officers of Company shall not at any time after the date hereof disparage the Executive. The obligations of Executive and Company under this Section 11(h) shall not apply to truthful disclosures that are required by applicable law, regulation or order of a court or governmental agency.
i.	Notifications. Executive agrees that prior to becoming employed by any entity during the Restriction Period, she will (i) provide notice to Company of such employment and (ii) provide copies of Section 11(a), (b) and (c) of this Agreement to such prospective employer. Executive further agrees that Company may provide notice to such prospective employer of Executive’s obligations under this Agreement, including, without limitation, Executive’s obligations pursuant to this Section 11.
     12. Taxes. To the extent any taxes may be due on the payments to Executive provided in this Agreement beyond any withheld by Company, Executive agrees to pay them herself. Executive further agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for Company and other entities released herein to comply with applicable tax laws.
     13. Trading of Company Stock. Executive confirms that she has been advised of her Section 16 reporting obligations during the six-month period following the Effective Date.
     14. No Admission. By executing this Agreement, Company and Executive are not admitting any liability or wrongdoing, and the considerations exchanged herein do not constitute an admission of any liability, error, contract violation, or violation of any federal, state, or local law or regulation.
     15. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the court should attempt to limit or otherwise modify such provision so as to make it enforceable, and if such portion cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever either party’s obligation to provide the binding release to all entities intended to be released hereunder. In the event Executive should in the future contend that Executive’s release of claims is for any reason void, imperfect, or incomplete, Executive may not pursue any claim against Company (or any other party intended to be released herein) to establish the invalidity of the release or premised (in whole or in part) on the invalidity of the release before or without repaying to Company, to the extent permitted by law, the full amount of such cash payments she has received, less the reasonable value of services actually provided pursuant to this Agreement, and applicable statutes of limitations shall be deemed to run in regard to Executive’s claims without regard to the parties’ entry into this Agreement. The preceding sentence shall not operate to limit the scope or effect of Executive’s covenant not to sue.
     16. Approval and Authority. Executive and Company understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. Company has full power and authority to enter into this Agreement and to carry out the terms of this Agreement. The execution, delivery and performance of this Agreement by Company have been duly and properly authorized by all necessary corporate actions. This Agreement constitutes the valid and binding obligation of Company enforceable in accordance with its terms.
     17. Indemnification. Company hereby confirms and agrees with respect to any and all matters arising out of or in connection with Executive’s prior employment by Company or Executive’s engagement as a consultant hereunder, that Executive shall continue to be entitled to receive the benefits of all indemnification provisions contained in the Certificate of Incorporation and By-Laws of the Company, as in effect on the Effective Date, notwithstanding any changes therein made after such Date, to the fullest extent permitted by applicable law at the time of the assertion of any liability against Executive, including without limitation, advancement of expenses as permitted by Section 145(e) of the Delaware General Corporation Law.
     18. Miscellaneous.
a.	Executive understands, agrees and represents that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent. Executive represents and warrants that in negotiating and executing this Agreement Executive has had an adequate opportunity to consult with competent legal counsel of her choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises, or agreements between Company and Executive other than those expressly set forth in writing herein.
b.	The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.
c.	This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interests of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company or a sale of the assets of the business of the Company (or portion thereof) or similar transaction. This Agreement shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.
d.	This Agreement, together with all Employee Stock Option Agreements entered into by Executive and Company (which Option Agreements shall, to the extent necessary to conform to the provisions of this Agreement, be deemed to be so amended hereby) constitute the entire agreement between the parties hereto with respect to the matters referred to herein, and supersedes any and all prior agreements including, without limitation, the Employment Agreement.
e.	Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or her rights hereunder on any occasion or series of occasions.
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     IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EXECUTIVE
By:	/s/ Nancy Pedot
Nancy Pedot
	Date:	July 20, 2005

PARTY CITY CORPORATION
By:	/s/ Gregg A. Melnick

	Title:	Chief Financial Officer
	Date:	August 1, 2005

Schedule A

Party City Corporation	PERSONNEL SUMMARY	Page:	1
	AS OF 3/31/2005	File:	Persnl
		Date:	3/28/2005
	ID is equal to ###-##-####	Time:	11:42:34 AM

		Option	Option
Name	ID	Number	Date	Plan/Type	Shares	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable

PEDOT, NANCY	###-##-####	00000810	11/15/2000	1999/NQ	20,000	$3.7000	0	20,000	0	0	20,000	20,000
		00000897	9/26/2001	1999/NQ	3,000	$6.5500	0	3,000	0	0	3,000	3,000
		00000922	3/13/2002	1999/NQ	2,000	$12.3600	0	2,000	0	0	2,000	2,000
		00001113	11/13/2002	1999/NQ	10,000	$13.6563	0	10,000	0	0	10,000	10,000
		00001139	5/12/2003	1999/NQ	5,000	$10.0000	0	5,000	0	0	5,000	5,000
		00001140	6/11/2003	1999/NQ	5,000	$10.8600	0	5,000	0	0	5,000	5,000
		00001142	7/11/2003	1999/NQ	5,000	$10.9375	0	5,000	0	0	5,000	5,000
		00001143	8/11/2003	1999/NQ	5,000	$10.1100	0	5,000	0	0	5,000	5,000
		00001145	9/11/2003	1999/NQ	5,000	$11.5000	0	5,000	0	0	5,000	5,000
		00001146	9/18/2003	1999/NQ	30,000	$11.9100	0	30,000	0	0	30,000	30,000
		00001147	10/13/2003	1999/NQ	5,000	$14.0100	0	5,000	0	0	5,000	5,000
		00001149	11/11/2003	1999/NQ	5,000	$14.3281	0	5,000	0	0	5,000	5,000
		00001257	12/11/2003	1999/NQ	5,000	$13.8000	0	5,000	0	0	5,000	5,000
		00001258	1/9/2004	1999/NQ	5,000	$12.4800	0	5,000	0	0	5,000	5,000
		00001261	1/12/2004	1999/NQ	600,000	$12.3400	0	300,000	0	300,000	600,000	300,000	A

		TOTALS			710,000		0	410,000	0	300,000	710,000	410,000

A	-	Based on contract, below is the calculation for option # 1261 that Nancy receives partial vesting on Tranche #3. Based on calculation, she has an additional 32,055 shares that are exercisable for option # 1261 that is not included in the schedule above.

Tranche # 3	150,000 (A)

# of days employed
Tranche begin		since last vesting
date	term Date	period	ratio	Shares
1/12/2005	3/31/2005	78.00 (B)

32,055

		365.00 (C)	21.4% (D) = (B)/(C)	(A) x	(D)

Schedule B
Nancy Pedots Employee Stock Contribution Plan

									# of shares	Shares
Contributions from January 2004 thru June 2004			Original Price	Contributions	Carryforward	Refunds	Total Contribution	Stock PP	of Stock	Rounded	Total Price	New Carry Forward	Total Value	Gain
###-##-####	NANCY J.	PEDOT	$25,000.00	$12.620	$25,000.00	$0.00	$25,000.00	$10.727	2,330.57	2,330	$24,993.91	$6.09	$29,404.60	$4,410.69

Contributions from July 2004 thru December 2004

###-##-####	NANCY J.	PEDOT	$25,000.00	$12.425	$25,000.00	$6.09	$25,006.09	$10.561	2,367.78	2,367	$24,997.89	$8.20	$29,409.98	$4,412.09
The 2,330 shares from the January 2004 thru June 2004 contributions were mailed to Nancy at the end of December 2004. The 2,367 shares from the July 2004 thru December 2004 contribution will be mailed at the end of June 2005.